NEWS RELEASE For More Information: Jason Gingerich VP, Investor Relations 800-282-6242 • 512-879-5101 • JasonGingerich@ProAssurance.com
ProAssurance Reports Results for First Quarter 2023
BIRMINGHAM, AL – (BUSINESSWIRE) – May 9, 2023 – ProAssurance Corporation (NYSE: PRA) reports a net loss of $6.2 million, or $0.11 per diluted share, and an operating loss(1) of $8.1 million, or $0.15 per diluted share, for the three months ended March 31, 2023.
Highlights - First Quarter 2023(2)
•Gross premiums written of $316 million (-6%)
•Unfavorable prior accident year reserve development of $7 million
•Consolidated combined ratio of 113.9%
•Consolidated operating ratio of 101.3%
•Net investment income of $30 million (+48%)
◦Net investment income increased by $10 million compared to 2022
•Adjusted book value per share(1) of $25.81 as of March 31, 2023. Adjusted book value per share was $25.99 as of December 31, 2022.

(1) Represents a Non-GAAP financial measure. See a reconciliation to its GAAP counterpart under the heading “Non-GAAP Financial Measures” that follows.
(2) Comparisons are to the first quarter of 2022.

Management Commentary & Results of Operations
Our first quarter results for 2023 highlight the challenging market dynamics in our core operating segments. The medical professional liability market faces cost pressures, driven by social inflation, reinsurance costs, and the weakening of tort reform. These pressures led to a higher net loss ratio in our Specialty P&C segment this quarter and resulted in unfavorable development of prior accident years in the segment.
In the Workers’ Compensation Insurance and Segregated Portfolio Cell Reinsurance segments, competition and lower expected claim costs pressured workers’ compensation rates. Our retention in the Workers’ Compensation Insurance segment declined, though higher new business activity and an increase in audit premium led to higher premium in the segment compared to last year. Unfavorable development on an older claim led to a decline in results compared to last year.
Ned Rand, President and Chief Executive Officer of ProAssurance, commented on the environment: “In this time of uncertainty for medical professionals, it is more important than ever that they have a professional liability carrier who will stand behind them and assist in finding solutions to the challenges they face. At ProAssurance we are working to develop those solutions and to play a critical role in addressing the issues. Our data science and predictive analytics strategy is one of the areas we will focus on to uncover solutions.”
Rand continued: “The results for the quarter reflect our continued caution in assessing reserves in prior years; in our loss ratio selections for the current year; and reserve increases on a handful of claims, some of which resulted from excess verdicts against our insureds in the quarter. MPL carriers and their insureds are facing an environment in which in large verdicts are too commonly rendered without regard to the facts of the case regarding liability or a reasonable assessment of damages.”
Net investment income showed substantial growth this quarter, increasing by 48% to $30 million. This continues a trend of higher investment income as a result of higher interest rates. We expect this trend to continue, as reinvestment rates are now considerably higher than the average book yield of maturing investments. In addition, bond prices strengthened over the quarter, leading to an increase in book value.
Our book value per share at quarter end was $21.07 up 3% from the December 31, 2022 book value of $20.46. Adjusted book value per share, which excludes Accumulated Other Comprehensive Income (AOCI), is $25.81 as of March 31, 2023 as compared to $25.99 as of December 31, 2022.
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CONSOLIDATED INCOME STATEMENT HIGHLIGHTS
Selected consolidated financial data for each period is summarized in the table below.
	Three Months Ended March 31
($ in thousands, except per share data)	2023	2022	Change
Revenues
Gross premiums written(1)	$315,794	$335,607	(5.9%)
Net premiums written	$284,909	$310,915	(8.4%)
Net premiums earned	$239,787	$265,711	(9.8%)
Net investment income	30,310	20,443	48.3%
Equity in earnings (loss) of unconsolidated subsidiaries	(1,121)	7,620	(114.7%)
Net investment gains (losses)(2)	2,912	(13,506)	121.6%
Other income (loss)(1)	787	2,804	(71.9%)
Total revenues(1)	272,675	283,072	(3.7%)
Expenses
Net losses and loss adjustment expenses	205,296	209,423	(2.0%)
Underwriting, policy acquisition and operating expenses(1)	67,788	71,776	(5.6%)
SPC U.S. federal income tax expense	532	642	(17.1%)
SPC dividend expense (income)	1,942	2,367	(18.0%)
Interest expense	5,463	4,441	23.0%
Total expenses(1)	281,021	288,649	(2.6%)
Income (loss) before income taxes	(8,346)	(5,577)	(49.7%)
Income tax expense (benefit)	(2,172)	(2,017)	(7.7%)
Net income (loss)	$(6,174)	$(3,560)	(73.4%)
Non-GAAP operating income (loss)	$(8,071)	$7,683	(205.1%)
Weighted average number of common shares outstanding
Basic	53,987	54,012
Diluted	54,117	54,143
Earnings (loss) per share
Net income (loss) per diluted share	$(0.11)	$(0.07)	$(0.04)
Non-GAAP operating income (loss) per diluted share	$(0.15)	$0.14	$(0.29)
(1) Consolidated totals include inter-segment eliminations. The eliminations affect individual line items only and have no effect on net income (loss). See Note 11 of the Notes to Condensed Consolidated Financial Statements in our March 31, 2023 report on Form 10-Q for amounts by line item.
(2) This line item typically includes both realized and unrealized investment gains and losses, investment impairments losses, and, for the current period, the change in the fair value of the contingent consideration in relation to the NORCAL acquisition. Detailed information regarding the components of net investment gains (losses) are included in Note 3 of the Notes to Condensed Consolidated Financial Statements in our March 31, 2023 report on Form 10-Q.
The abbreviation “nm” indicates that the information or the percentage change is not meaningful.
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BALANCE SHEET HIGHLIGHTS
($ in thousands, except per share data)	March 31, 2023	December 31, 2022
Total investments	$4,381,648	$4,387,683
Total assets	$5,747,863	$5,699,999
Total liabilities	$4,609,573	$4,595,981
Common shares (par value $0.01)	$635	$634
Retained earnings	$1,414,411	$1,423,286
Treasury shares	$(419,214)	$(419,214)
Shareholders’ equity	$1,138,290	$1,104,018
Book value per share	$21.07	$20.46
Non-GAAP adjusted book value per share(1)	$25.81	$25.99
(1) Adjusted book value per share is a Non-GAAP financial measure. See a reconciliation of book value per share to Non-GAAP adjusted book value per share under the heading “Non-GAAP Financial Measures” that follows.

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CONSOLIDATED KEY RATIOS
	Three Months Ended March 31
	2023	2022
Current accident year net loss ratio	82.7%	80.8%
Effect of prior accident years’ reserve development	2.9%	(2.0%)
Net loss ratio	85.6%	78.8%
Underwriting expense ratio(2)	28.3%	27.0%
Combined ratio	113.9%	105.8%
Operating ratio	101.3%	98.1%
Return on equity(1)	(2.5%)	(0.8%)
Non-GAAP operating return on equity(1)(2)	(2.9%)	2.3%

Combined ratio, excluding transaction-related costs(3)	113.9%	105.4%
(1) Quarterly amounts are annualized. Refer to our March 31, 2023 report on Form 10-Q under the heading “Non-GAAP Operating ROE” in the Executive Summary of Operations section for details on our calculation.

(2) See a reconciliation of ROE to Non-GAAP operating ROE under the heading “Non-GAAP Financial Measures” that follows.
(3) Our consolidated underwriting expense ratio for the quarter ended March 31, 2022 includes $1.2 million of transaction-related costs included in consolidated operating expenses associated with our acquisition of NORCAL. These costs do not reflect normal operating results.

SPECIALTY P&C SEGMENT RESULTS

	Three Months Ended March 31
($ in thousands)	2023	2022	% Change
Gross premiums written	$238,874	$257,672	(7.3%)
Net premiums written	$214,065	$234,838	(8.8%)
Net premiums earned	$179,344	$197,967	(9.4%)
Other income	993	1,019	(2.6%)
Total revenues	180,337	198,986	(9.4%)
Net losses and loss adjustment expenses	(164,051)	(165,958)	(1.1%)
Underwriting, policy acquisition and operating expenses	(40,961)	(42,878)	(4.5%)
Total expenses	(205,012)	(208,836)	1.8%
Segment results	$(24,675)	$(9,850)	(150.5%)

SPECIALTY P&C SEGMENT KEY RATIOS
	Three Months Ended March 31
	2023	2022
Current accident year net loss ratio	87.2%	85.8%
Effect of prior accident years’ reserve development	4.3%	(2.0%)
Net loss ratio	91.5%	83.8%
Underwriting expense ratio	22.8%	21.7%
Combined ratio	114.3%	105.5%
The underwriting loss in the quarter reflects claims severity trends, largely from prior accident years, which adversely impacted the calendar year loss ratio. The loss environment continues to be challenging as a result of social inflation and large jury verdicts in the healthcare professional liability space. 2023 has continued the record-setting pace of excess verdicts across the MPL industry.
Compared to the same period last year, gross written premium and net earned premium decreased 7% and 9% year over year, respectively, primarily as a result of competitive market conditions and our efforts in pursuing needed rate improvements over the past year. However, premium retention in the quarter was 85% compared to 83% in the prior period. The improvement in the retention was driven by our Specialty Healthcare business and also reflects strong results in our in our Standard Physician, Small Business Unit, and Medical Technology Liability businesses of 89%, 87%, and 90%, respectively.
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We achieved renewal pricing increases of 6%, compared to 9% in the first quarter of 2022. New business writings improved to $11 million, compared to $8 million in the first quarter of 2022 despite the competitive market.
Excluding the effects of purchase accounting on last year’s results, the segment current accident year net loss ratio was essentially flat compared to the prior year. The benefits of our re-underwriting efforts over the past few years were offset by continued claims severity trends and weakening tort reform in recent quarters within our healthcare liability physician business, primarily in a couple of states.
We recognized net unfavorable prior accident year reserve development of $8 million in the first quarter, compared to $4 million favorable in the same period of 2022. The unfavorable development is attributed to several large verdicts during the quarter, reflecting continued social inflation and higher than anticipated loss severity trends.
The expense ratio of 22.8% was pressured by higher acquisition costs driven by an increase in compensation related expenses and lower earned premium compared to the prior period. This was offset by a one-time benefit of 2.2 percentage points resulting from a $3.8 million payroll tax refund from the Employer Retention Credit program in connection with the CARES act.
WORKERS’ COMPENSATION INSURANCE SEGMENT RESULTS

	Three Months Ended March 31
($ in thousands)	2023	2022	% Change
Gross premiums written	$73,431	$72,118	1.8%
Net premiums written	$47,572	$45,266	5.1%
Net premiums earned	$40,803	$40,684	0.3%
Other income	581	682	(14.8%)
Total revenues	41,384	41,366	0.0%
Net losses and loss adjustment expenses	(30,844)	(27,211)	13.4%
Underwriting, policy acquisition and operating expenses	(12,980)	(13,001)	(0.2%)
Total expenses	(43,824)	(40,212)	9.0%
Segment results	$(2,440)	$1,154	(311.4%)

WORKERS’ COMPENSATION INSURANCE SEGMENT KEY RATIOS
	Three Months Ended March 31
	2023	2022
Current accident year net loss ratio	72.6%	71.8%
Effect of prior accident years’ reserve development	3.0%	(4.9%)
Net loss ratio	75.6%	66.9%
Underwriting expense ratio	31.8%	32.0%
Combined ratio	107.4%	98.9%
The Workers’ Compensation Insurance segment underwriting results declined in the first quarter of 2023, compared to the same period in 2022, primarily reflecting unfavorable prior accident year reserve development.
Gross premiums increased by $1.3 million in the quarter, compared to the same period of 2022, reflecting higher audit premium and new business written, partially offset by lower renewal premium. In our traditional business, audit premium increased to $2.5 million in the first quarter of 2023, compared to $0.1 million for the same period in 2022. New business writings in our traditional business were $6.6 million in the first quarter of 2023, an increase of $3.1 million compared to the same period in 2022.
Renewal premium results reflected the continuation of competitive market conditions. Renewal rates in our traditional business decreased 6% during the quarter. Renewal retention was 83% in our traditional business for the quarter, compared to 85% for the same period in 2022.
The current accident year net loss ratio increased 0.8 percentage points, primarily reflecting an increase in losses recognized under our reinsurance contract annual aggregate deductible and higher ULAE costs, partially offset by a reduction in reported claim frequency. We recognized unfavorable prior accident year reserve development of $1.2 million in 2023, compared to favorable development of $2.0 million in 2022. The unfavorable reserve development in 2023 was driven primarily by a large claim from the 1997 accident year.
Underwriting expenses and the underwriting expense ratio were relatively flat in the first quarter of 2023, compared to the same period in 2022.
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SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT RESULTS
	Three Months Ended March 31
($ in thousands)	2023	2022	% Change
Gross premiums written	$22,881	$28,369	(19.3%)
Net premiums written	$19,947	$25,217	(20.9%)
Net premiums earned	$15,300	$19,314	(20.8%)
Net investment income	420	112	275.0%
Net investment gains (losses)	1,160	(711)	263.2%
Other income	1	1	—%
Net losses and loss adjustment expenses	(8,423)	(11,491)	(26.7%)
Underwriting, policy acquisition and operating expenses	(5,035)	(4,369)	15.2%
SPC U.S. federal income tax expense(1)	(532)	(642)	(17.1%)
SPC net results	2,891	2,214	30.6%
SPC dividend (expense) income (2)	(1,942)	(2,367)	(18.0%)
Segment results (3)	$949	$(153)	(720.3%)
(1) Represents the provision for U.S. federal income taxes for SPCs at Inova Re, which have elected to be taxed as a U.S. corporation under Section 953(d) of the Internal Revenue Code. U.S. federal income taxes are included in the total SPC net results and are paid by the individual SPCs.

(2) Represents the net (profit) loss attributable to external cell participants.
(3) Represents our share of the net profit (loss) and OCI of the SPCs in which we participate.

SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT KEY RATIOS
	Three Months Ended March 31
	2023	2022
Current accident year net loss ratio	64.9%	64.5%
Effect of prior accident years’ reserve development	(9.8%)	(5.0%)
Net loss ratio	55.1%	59.5%
Underwriting expense ratio	32.9%	22.6%
Combined ratio	88.0%	82.1%
The improvement in the Segregated Portfolio Cell Reinsurance segment results for the first quarter of 2023, compared to the same period of 2022, primarily reflects the impact of net investment gains in the current period.
Gross premiums written decreased in the quarter, driven by lower healthcare professional liability premium due to the prior year impact of the issuance of tail policies under one program. Workers’ compensation premium also declined driven by lower renewal and audit premium.
Renewal rate decreases were 5% during the first quarter of 2023. Renewal retention was 90% in 2023, compared to 92% for the same period in 2022. Audit premium decreased to $1.2 million in the current period, compared to $1.6 million for the prior year. New business writings in our workers’ compensation programs were $1.2 million in the first quarter of 2023, compared to $1.1 million for the same period in 2022.
The net loss ratio decreased, reflecting higher favorable prior accident year reserve development. We recognized net favorable prior accident year reserve development of $1.5 million and $0.9 million during the first quarters of 2023 and 2022, respectively. The net favorable development related to the workers' compensation business and reflected overall favorable trends in claim closing patterns primarily in accident years 2016 through 2020.
The underwriting expense ratio increased to 32.9% in 2023 from 22.6% in 2022, primarily reflecting the impact of a decrease in the allowance for credit losses during the 2022 first quarter. Underwriting expenses mostly represent commissions and other expenses charged by the Workers’ Compensation Insurance and Specialty P&C segments.

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LLOYD’S SYNDICATES SEGMENT RESULTS

	Three Months Ended March 31
($ in thousands)	2023	2022	% Change
Gross premiums written	$3,489	$5,817	(40.0%)
Net premiums written	$3,325	$5,594	(40.6%)
Net premiums earned	$4,340	$7,746	(44.0%)
Net investment income	188	211	(10.9%)
Net investment gains (losses)	(11)	(399)	(97.2%)
Other income (loss)	(3)	134	(102.2%)
Net losses and loss adjustment expenses	(1,978)	(4,763)	(58.5%)
Underwriting, policy acquisition and operating expenses	(1,720)	(2,709)	(36.5%)
Segment results	$816	$220	270.9%

LLOYD’S SYNDICATES SEGMENT KEY RATIOS
	Three Months Ended March 31
	2023	2022
Current accident year net loss ratio	51.3%	41.8%
Effect of prior accident years’ reserve development	(5.7%)	19.7%
Net loss ratio	45.6%	61.5%
Underwriting expense ratio	39.6%	35.0%
Combined ratio	85.2%	96.5%
Results of our Lloyd’s Syndicates segment are generally reported on a one-quarter lag and include the results from our current participation in Lloyd's of London Syndicate 1729. Our participation in the results of Syndicate 1729 for the 2023 underwriting year remains unchanged from the 2022 underwriting year at 5%. We ceased participation in Syndicate 6131 beginning with the 2022 underwriting year. Due to the quarter lag, our ceased participation in Syndicate 6131 was not reflected in our results until the second quarter of 2022. We continue to view our participation at Lloyd’s as an investment outside of our core operations.
The decline in net premiums earned is attributable to our ceased participation in Syndicate 6131 for the 2022 underwriting year. The segment reported a combined ratio of 85.2% for the quarter. The current accident year net loss ratio increased as compared to the prior year quarter driven by certain property and catastrophe related losses in the current period.
We recognized $0.2 million of favorable prior year development during the three months ended March 31, 2023 as compared to unfavorable development of $1.5 million for the same period of 2022. The favorable prior year development for the current period was driven by lower than expected losses and development on certain large claims, primarily catastrophe related losses.
CORPORATE SEGMENT

	Three Months Ended March 31
($ in thousands)	2023	2022	% Change
Net investment income	$29,702	$20,120	47.6%
Equity in earnings (loss) of unconsolidated subsidiaries:
All other investments, primarily investment fund LPs/LLCs	(767)	10,008	(107.7%)
Tax credit partnerships	(354)	(2,388)	(85.2%)
Total equity in earnings (loss) of unconsolidated subsidiaries:	(1,121)	7,620	(114.7%)
Net investment gains (losses)	763	(12,396)	106.2%
Other income (loss)	327	2,065	(84.2%)
Operating expenses	(8,204)	(8,739)	(6.1%)
Interest expense	(5,463)	(4,441)	23.0%
Income tax (expense) benefit	2,172	1,770	(22.7%)
Segment results	$18,176	$5,999	203.0%
Consolidated effective tax rate	26.0%	36.2%
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The rise in interest rates continues to add significantly to our net investment income, which increased to $29.7 million in the quarter, driven by higher average book yields on our fixed maturity investments as our reinvestment rate exceeds that of the maturing assets.
Equity in earnings (loss) from our investment in LPs/LLCs, which are typically reported to us on a one-quarter lag, decreased to a loss of $0.8 million in the quarter driven by the performance of one LP which reflected lower market valuations during the fourth quarter of 2022. Partially offsetting the lower earnings from our LP/LLC investments was lower amortization of tax credit partnership operating losses.
The corporate segment results include $0.8 million of net investment gains for the quarter, as unrealized holding gains resulting from changes in the fair value of our equity investments and convertible securities more than offset $2.9 million of credit-related impairment losses related to two corporate bonds in the financial sector.
The decline in other income was driven by the effect of foreign currency exchange rate losses of $1.0 million in the current quarter, compared to foreign currency exchange rate gains of $1.3 million in the prior year period. These foreign currency exchange rate movements are related to foreign currency denominated loss reserves in our Specialty P&C Segment.
Operating expenses decreased by $0.5 million primarily due to a decrease in compensation-related costs and, to a lesser extent, lower share-based compensation expenses.
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Non-GAAP Financial Measures
Non-GAAP Operating Income (Loss)
Non-GAAP operating income (loss) is a financial measure that is widely used to evaluate performance within the insurance sector. In calculating Non-GAAP operating income (loss), we have excluded the effects of the items listed in the following table that do not reflect normal results. We believe Non-GAAP operating income (loss) presents a useful view of the performance of our insurance operations, however it should be considered in conjunction with net income (loss) computed in accordance with GAAP. The following table reconciles net income (loss) to Non-GAAP operating income (loss):

RECONCILIATION OF NET INCOME (LOSS) TO NON-GAAP OPERATING INCOME (LOSS)
	Three Months Ended March 31
(In thousands, except per share data)	2023	2022
Net income (loss)	$(6,174)	$(3,560)
Items excluded in the calculation of Non-GAAP operating income (loss):
Net investment (gains) losses (1)	(2,912)	13,506
Net investment gains (losses) attributable to SPCs which no profit/loss is retained (2)	913	(602)
Transaction-related costs (3)	—	1,177
Guaranty fund assessments (recoupments)	(74)	13
Pre-tax effect of exclusions	(2,073)	14,094
Tax effect, at 21% (4)	176	(2,851)
After-tax effect of exclusions	(1,897)	11,243
Non-GAAP operating income (loss)	$(8,071)	$7,683
Per diluted common share:
Net income (loss)	$(0.11)	$(0.07)
Effect of exclusions	(0.04)	0.21
Non-GAAP operating income (loss) per diluted common share	$(0.15)	$0.14
(1) Net investment gains (losses) in 2023 include a gain of $1.0 million related to the change in the fair value of contingent consideration issued in connection with the NORCAL acquisition. We have excluded this adjustment as it does not reflect normal operating results. See further discussion around the contingent consideration in Note 2 of the Notes to Condensed Consolidated Financial Statements and discussion on our accounting policy in the Critical Accounting Estimates section under the heading "Contingent Consideration" of our March 31, 2023 report on Form 10-Q.
(2) Net investment gains (losses) on investments related to SPCs are recognized in our Segregated Portfolio Cell Reinsurance segment. SPC results, including any net investment gain or loss, that are attributable to external cell participants are reflected in the SPC dividend expense (income). To be consistent with our exclusion of net investment gains (losses) recognized in earnings, we are excluding the portion of net investment gains (losses) that is included in the SPC dividend expense (income) which is attributable to the external cell participants.
(3) Transaction-related costs associated with our acquisition of NORCAL. We are excluding these costs as they do not reflect normal operating results and are unique and non-recurring in nature.
(4) The 21% rate is the annual expected statutory tax rate associated with the taxable or tax deductible items listed above. We utilized the estimated annual effective tax rate method for the three months ended March 31, 2023, while we utilized the discrete effective tax rate method for the three months ended March 31, 2022. For the 2023 period our effective tax rate was applied to these items in calculating net income (loss), excluding net investment gains (losses) and related adjustments. The 2023 gain related to the change in the fair value of contingent consideration is non-taxable and therefore had no associated income tax impact. For the 2022 period, our statutory tax rate was applied to these items in calculating net income (loss). Net investment gains (losses) in our Corporate segment are treated as discrete items and are tax effected at the annual expected statutory tax rate (21%) in the period they are included in our consolidated tax provision and net income (loss). The taxes associated with the net investment gains (losses) related to SPCs in our Segregated Portfolio Cell Reinsurance segment are paid by the individual SPCs and are not included in our consolidated tax provision or net income (loss); therefore, both the net investment gains (losses) from our Segregated Portfolio Cell Reinsurance segment and the adjustment to exclude the portion of net investment gains (losses) included in the SPC dividend expense (income) in the table above are not tax effected. See further discussion under the heading “Taxes” in the Executive Summary of Operations section of our March 31, 2023 report on Form 10-Q.
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Non-GAAP Operating ROE
The following table is a reconciliation of ROE to Non-GAAP operating ROE for the three months ended March 31, 2023 and 2022:

	Three Months Ended March 31
	2023	2022
ROE(1)	(2.5%)	(0.8%)
Pre-tax effect of items excluded in the calculation of Non-GAAP operating ROE	(0.5%)	3.9%
Tax effect, at 21%(2)	0.1%	(0.8%)
Non-GAAP operating ROE	(2.9%)	2.3%
(1) Quarterly amounts are annualized. Refer to our March 31, 2023 report on Form 10-Q under the heading “Non-GAAP Operating ROE” in the Executive Summary of Operations section for details on our calculation.

(2) The 21% rate is the statutory tax rate associated with the taxable or tax deductible items. See further discussion in footnote 4 in this section under the heading "Non-GAAP Operating Income."
Non-GAAP Adjusted Book Value per Share
The following table is a reconciliation of our book value per share to Non-GAAP adjusted book value per share at March 31, 2023 and December 31, 2022:

Book Value Per Share
Book Value Per Share at December 31, 2022	$20.46
Less: AOCI Per Share(1)	(5.53)
Non-GAAP Adjusted Book Value Per Share at December 31, 2022	25.99
Increase (decrease) to Adjusted Book Value Per Share during the three months ended March 31, 2023 attributable to:
Dividends declared	(0.05)
Net income (loss)	(0.11)
Other(2)	(0.02)
Non-GAAP Adjusted Book Value Per Share at March 31, 2023	25.81
Add: AOCI Per Share(1)	(4.74)
Book Value Per Share at March 31, 2023	$21.07
(1) Primarily the impact of accumulated unrealized investment gains (losses) on our available-for-sale fixed maturity investments. See Note 8 of the Notes to Condensed Consolidated Financial Statements in our March 31, 2023 report on Form 10-Q for additional information.

(2) Includes the impact of share-based compensation.
Conference Call Information
ProAssurance management will discuss first quarter 2023 results during a conference call at 10:00 a.m. ET on Wednesday, May 10, 2023. US-based investors may access the call by dialing either (833) 470-1428 (toll free) or (404) 975-4839 (local). International investors may find a toll-free number here: https://www.netroadshow.com/events/globalnumbers?confId=49320. The access code for all attendees is 881898. We will webcast the call at investor.proassurance.com.
A replay will be available by telephone for at least 7 days after the call date. US-based investors may access the replay by dialing (866) 813-9403 (toll free) or (929) 458-6194, and international investors may dial +44 (204) 525-0658. The access code for all attendees is 514298. A replay will also be available for at least one year at investor.proassurance.com. Investors may follow @ProAssurance on Twitter to be notified of the latest news about ProAssurance.
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About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance.
ProAssurance Group is rated “A” (Excellent) by AM Best; NORCAL Group is rated “A-” (Excellent) by AM Best. ProAssurance and its operating subsidiaries (excluding NORCAL Group) are rated “A-” (Strong) by Fitch Ratings. For the latest on ProAssurance and its industry-leading suite of products and services, cutting-edge risk management and practice enhancement programs, follow @ProAssurance on Twitter or LinkedIn. ProAssurance’s YouTube channel regularly presents thought-provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.
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Caution Regarding Forward-Looking Statements
Any statements in this news release that are not historical facts are specifically identified as forward-looking statements. These statements are based upon our estimates and anticipation of future events and are subject to significant risks, assumptions and uncertainties that could cause actual results to differ materially from the expected results described in the forward-looking statements. Forward-looking statements are identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions.
Although it is not possible to identify all of these risks and factors, they include, among others, the following: inadequate loss reserves to cover the Company's actual losses; inherent uncertainty of models resulting in actual losses that are materially different than the Company's estimates; adverse economic factors; a decline in the Company's financial strength rating; loss of one or more key executives; loss of a group of agents or brokers that generate significant portions of the Company's business; failure of any of the loss limitations or exclusions the Company employs, or change in other claims or coverage issues; adverse performance of the Company's investment portfolio; adverse market conditions that affect its excess and surplus lines insurance operations; and other risks described in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and the Company does not undertake and specifically declines any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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